As filed with the Securities and Exchange Commission on April 15, 2021

Registration No. 333-197218

Registration No. 333-219050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197218

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219050

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MICHAELS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1737959
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

3939 West John Carpenter Freeway

Irving, Texas 75063

(Address of principal executive offices)

Amended and Restated 2014 Omnibus Long-Term Incentive Plan

Second Amended and Restated 2014 Omnibus Long-Term Incentive Plan

(Full title of the Plans)

Tim Cheatham

3939 West John Carpenter Freeway

Irving, Texas 75063

(972) 409-1300

(Name, address and telephone number of Agent for Service)

With copies to:

William M. Shields

Craig E. Marcus

Sarah H. Young

William J. Michener

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by The Michaels Companies, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.067751 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•	Registration Statement on Form S-8 (No. 333-197218) pertaining to the registration of 20,611,894.4 Shares, issuable under the Registrant’s Amended and Restated 2014 Omnibus Long-Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-219050) pertaining to the registration of 7,250,000 Shares, issuable under the Registrant’s Second Amended and Restated 2014 Omnibus Long-Term Incentive Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

Effective as of April 15, 2021, as contemplated by the Agreement and Plan of Merger, among Magic AcquireCo, Inc. (“Parent”), Magic MergeCo, Inc. (“Merger Sub”), and the Registrant, dated as of March 2, 2021 (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent (such transaction, the “Merger”). At the effective time of the Merger, each outstanding Share (other than (1) Shares irrevocably accepted for purchase by Merger Sub in the offer contemplated by the Merger Agreement, (2) Shares owned by Parent, Merger Sub or the Registrant or any direct or indirect wholly-owned subsidiary of Parent or the Registrant, including all Shares held by the Registrant as treasury stock, or (3) Shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with the provisions of, Section 262 of the Delaware General Corporation Law with respect to such Shares), was converted into the right to receive an amount in cash equal to $22.00, without interest, subject to any withholding taxes required by applicable law.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, State of Texas on April 15, 2021.

THE MICHAELS COMPANIES, INC.

By:	/s/ Ashley Buchanan
Name: Ashley Buchanan
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.